Exhibit 4.2(a)

SECOND AMENDMENT

OF

FMC PUERTO RICO SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies AG (the “Company”) maintains the FMC Puerto Rico Savings and Investment Plan (the “Plan”);

WHEREAS, the Company deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 16(b) of the Plan, the Plan is hereby amended in the following respects:

•	Effective July 15, 2010, Section 7 of the Plan is hereby amended to add a new Subsection 7(f) which shall read as follows:

(f)	Notwithstanding any provisions of the Plan to the contrary, with respect to any Participant who remains an Employee of the Company on July 15, 2010 shall become fully vested in his or her entire Aggregate Account under the Plan.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 20th day of December, 2010.

FMC Technologies, Inc.

By:	/s/ Mark J. Scott
Its:	Vice-President, Administration